Exhibit 99.1

Polar Power Reports Second Quarter 2025 Financial Results

GARDENA, CA – August 14, 2025 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup, and solar hybrid DC power solutions, reports its financial results for the three months ended June 30, 2025.

Q2 2025 Financial Highlights

●	Net sales were $2.7 million, compared to $4.6 million in the same period in 2024, a 42% decline
●	Gross profit decreased to $930,000, compared to $1.8 million in the same period in 2024, a 49% decline
●	Operating expenses declined 24% to $1.0 million, compared to $1.4 million in the same period in 2024
●	Net loss was $271,000, or $(0.11) per basic and diluted share, compared to net income of $501,000, or $0.20 per basic and diluted share, in the same period in 2024
●	Cash used in operating activities in the second quarter of 2025 was $404,000, compared to $1,179,000 provided by operating activities in the same period last year

Arthur Sams, Chairman and CEO of Polar Power, commented, “The telecom market continues to dominate our customer base for our DC power systems. During the second quarter of 2025, sales to our telecom customers represented 92% of total net sales, compared to 95%, in the same period in 2024. Sales to military customers represented 6% of total net sales, compared to 3% in the same period in 2024. Sales to customers in other markets represented 2% in the second quarter of 2025, and 2% in the same period in 2024. Sales to customers outside of the U.S. represented 3% of total net sales in the second quarter of 2025, compared to 25% in the same period in 2024. While sales of our gensets continued to be sluggish during the second quarter of 2025, we experienced increased sales in aftermarket parts and services of roughly 288%, compared to the same period in 2024. We believe that restructuring our US sales to include distribution through domestic resellers will be the fastest direction in rebuilding sales to pre-pandemic levels.”

“From January 1, 2025, we have been restructuring our sales staff in the Middle East and Africa by adding new personnel along with establishing resellers overseas. With our new staff we have recently increased the number of field trials for our DC generators into South East Asia and Africa telecoms. One field trial in Sudan that was suspended due to civil war years back was restarted last week with favorable results.”

“We are experiencing active participation from LPG fuel distributors in assisting Polar Power with marketing of our microgrids (as installed for the UNHCR in Nigeria) to their customer base. We added heat recovery to our microgrid systems to further increase fuel to useful energy conversion.”

“After 1 year of testing, we plan to release our 30 kW mobile EV charger during the fourth quarter.”

“We plan to continue to improve our sales and marketing proficiency, further diversifying our customer base,” concluded Mr. Sams.

Polar Power, Inc.

Polar Power (NASDAQ: POLA) is pioneering technological changes that radically change the production, consumption, and environmental impact of power generation and is a provider of DC advanced power and cooling systems, pioneering innovations across diverse industrial applications. Its product portfolio, known for innovation, durability, and efficiency, presently includes standard products for telecom, military, renewable energy, marine, EV charging, residential, commercial, oil field and mining applications. Polar Power’s systems can be configured to operate on any energy source including photovoltaics, diesel, LPG (propane and butane), and renewable fuels.

Polar Power’s telecom power solutions offer significant cost savings with installation, permitting, site leases, and operation. Its military solutions provide compact, lightweight, fuel efficient, reliable power solutions for robotics, drone, communications, hybrid propulsion, and other applications. Its mobile rapid battery charging technology enables on-demand roadside charging for electric vehicles. Its combined heat and power (CHP) residential systems offer innovative vehicle charging and integrated home power systems via natural gas or propane feedstocks, optimizing performance and system costs. Polar Power’s micro / nano grid solutions provide lower cost energy in “bad-grid or no-grid” environments. Its commitment to technological advancement extends to hybrid propulsion systems for marine and specialty vehicles, ensuring efficiency, comfort, reliability, and cost savings.

For more information, please visit www.polarpower.com. or follow Polar Power on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, that the Company plans to improve its operational efficiencies or expand its customer base in all market segments, that the Company plans to release its 30 kW mobile EV charger during the fourth quarter, and that the Company plans to continue to improve its sales and marketing proficiency, further diversifying its customer base, are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for its; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; the impact of inflation and changing prices on raw materials; supply chain constraints causing significant delays in sourcing raw materials; labor shortages as a result of the pandemic, low unemployment rates, or other factors limiting the availability of qualified workers; and other events, factors and risks. The Company undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$175	$498
Accounts receivable	2,031	2,153
Inventories	12,993	12,893
Prepaid expenses	42	53
Total current assets	15,241	15,597

Other assets:
Operating lease right-of-use assets	1,037	1,645
Property and equipment, net	160	196
Deposits	108	108

Total assets	$16,546	$17,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$858	$408
Customer deposits	638	607
Accrued liabilities and other current liabilities	1,139	1,100
Line of credit	5,302	4,797
Notes payable-related party	433	266
Current portion of operating lease liabilities	1,116	1,382
Total current liabilities	9,486	8,560

Operating lease liabilities, net of current portion	76	474

Total liabilities	9,562	9,034

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 2,514,029 shares issued and 2,511,532 shares outstanding on June 30, 2025, and 2,511,350 shares issued and 2,508,853 shares outstanding on December 31, 2024	—	2
Additional paid-in capital	38,896	38,886
Accumulated deficit	(31,872)	(30,336)
Treasury Stock, at cost (2,497 shares)	(40)	(40)
Total stockholders’ equity	6,984	8,512

Total liabilities and stockholders’ equity	$16,546	$17,546

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales	$2,708	$4,660	$4,431	$6,434
Cost of Sales	1,778	2,828	3,183	5,005
Gross profit	930	1,832	1,248	1,429

Operating Expenses
Sales and marketing	184	264	443	494
Research and development	146	195	305	415
General and administrative	710	913	1,711	2,040
Total operating expenses	1,040	1,372	2,459	2,949

Income (loss) from operations	(110)	460	(1,211)	(1,520)

Other income (expenses)
Interest expense and finance costs	(171)	(179)	(335)	(342)
Other Income	10	220	10	221
Total other income (expenses), net	(161)	41	(325)	(121)

Net income (loss)	$(271)	$501	$(1,536)	$(1,641)

Net income (loss) per share – basic and diluted	$(0.11)	$0.20	$(0.61)	$(0.65)
Weighted average shares outstanding, basic and diluted	2,511,103	2,508,802	2,511,103	2,508,802

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,536)	$(1,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34	121
Changes in operating assets and liabilities
Accounts receivable	122	(634)
Employee retention credit	—	2,000
Inventories	(99)	746
Prepaid expenses	11	68
Income tax receivable	—	787
Operating lease right-of-use asset	609	579
Accounts payable	458	(1,165)
Accrued interest added to notes payable-related party	7	—
Customer deposits	31	(149)
Accrued expenses and other current liabilities	39	5
Operating lease liability	(664)	(527)
Net cash provided by (used in) operating activities	(988)	190

Cash flows from investing activities:
Acquisition of property and equipment	—	(18)
Net cash used in investing activities	—	(18)

Cash flows from financing activities:
Proceeds from advances from credit facility	505	445
Proceeds from notes payable-related party	160	—
Repayment of notes payable	—	(47)
Net cash provided by financing activities	665	398

Increase in cash and cash equivalents	(323)	570
Cash and cash equivalents, beginning of period	498	549
Cash and cash equivalents, end of period	$175	$1,119

Supplemental Cash Flow Information:
Interest paid	$381	$420
Taxes Paid	$—	$—
Supplemental non-cash investing and financing activities:
Issuance of common stock to director for accrued fees	$8	$—